Exhibit 99.1

                         CAM REPORTS 3RD QUARTER RESULTS

                NET INCOME RISES 36% ON RECORD X-CHARGE REVENUES

    FOUNTAIN VALLEY, Calif., Aug. 8 /PRNewswire-FirstCall/ -- CAM Commerce Solutions, Inc. (Nasdaq: CADA) reported net income increased 36% for the three months ended June 30, 2006 to $686,000, or $0.16 per fully diluted share, compared to $503,000, or $0.13 per fully diluted share, for the same quarter of fiscal 2005. Revenues increased 8% to $6.8 million for the three months ended June 30, 2006, compared to $6.3 million for the third quarter of fiscal 2005, on the strength of a $968,000, or 53%, increase in the Company's X-Charge payment processing revenues from $1.8 million in the 3rd quarter of fiscal 2005 to $2.8 million in the third quarter of fiscal 2006. Pre-tax profit margins were 17% for the quarter versus 13% for the same quarter in 2005.

    Net income increased 75% for the nine months ended June 30, 2006 to $1.8 million, or $0.44 per fully diluted share, compared to $1.1 million, or $0.26 per fully diluted share, for the same period of fiscal 2005. Revenues for the nine months ended June 30, 2006 increased 10% to $20.2 million, compared to $18.3 million for the nine months ended June 30, 2005. The increase was the result of a $3.1 million, or 68%, increase in X-Charge payment processing revenues for the first nine months of fiscal 2006 to $7.7 million, as compared to $4.6 million for the same period in fiscal 2005. Pre-tax profit margin increased to 15% for the nine months ended June 30, 2006, compared to 10% for the same period of fiscal 2005, which was also a result of the increase in high margin, recurring X-Charge payment processing revenues.

    The results for the three and nine months ended June 30, 2006 included compensation expense of $46,000 and $126,000, respectively, related to the adoption of Statement of Financial Accounting Standards No. 123R (SFAS123R), for stock options that were previously granted to employees. Prior to SFAS123R adoption, compensation expense related to employee stock options was not recorded in the financial statements but disclosed in the footnotes as required under previous accounting rules.

                              X-Charge Performance

    During the third quarter, the Company installed a record 1,036 new X-Charge payment processing accounts, an increase of 24% compared to the same period in 2005 when the company installed 838 new accounts. As of June 30, 2006, the company had more than 7,500 payment processing accounts representing approximately $2.2 billion in annual payment processing volume. The Company's X-Charge reseller base grew during the quarter to 256 resellers who had earned residual income from their active X-Charge processing accounts during the quarter, as compared to 239 at the end of the second quarter. X-Charge payment processing revenues increased 53% and 68% for the three and nine months ended June 30, 2006, respectively, compared to the same periods of fiscal 2005.

                                Dividend Declared

    The Board of Directors has declared a quarterly cash dividend of $0.15 per outstanding share for this quarter, to be paid on October 16, 2006 to shareholders of record on October 5, 2006. This is a 50% increase over the $0.10 per share dividend declared for the third quarter of last fiscal year. Cash, cash equivalents and marketable securities increased by $529,000 during the quarter from $22.3 million on March 31, 2006 to $22.8 million on June 30, 2006. The company remains debt free.

    "We installed a record number of new X-Charge payment processing accounts during the quarter, and in the month of May we broke all of our monthly records for new applications and installations in a single month," said Geoff Knapp, CEO. "Our X-Charge business continues to be our profit and revenue driver, now representing our largest revenue source this quarter. The recurring portion of our revenues, which is both service and X-Charge payment processing, was 61% of total revenues during the quarter as compared to 50% for the same quarter of fiscal 2005. The result of the increase in high margin, recurring X-Charge payment processing revenues was a 400 basis-point increase in gross profit margin this year over last year for the same quarter. With our X-Charge payment processing revenues continuing to produce record results, the June quarter could have been better had we been able to deliver system sales at the level we expected. The system sales side of our business remains challenging and difficult to predict."

                                 Conference Call

    The company will be holding a conference call to discuss the quarterly results. The conference call will take place at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time), on Tuesday, August 8, 2006. Anyone interested in participating in the conference call should call 800-289-0533, if calling within the United States, or 913-981-5525, if calling internationally. There will be a playback available until August 15, 2006. To listen to the playback, please call 888-203-1112, if calling within the United States, or 719-457-0820, if calling internationally. Please use pin number 4210411 for the replay. The company will also have an updated investor presentation posted on its website at www.camcommerece.com.

                          About CAM Commerce Solutions

    CAM Commerce Solutions designs, develops, markets and services highly integrated retailing and payment processing solutions for small to medium size traditional and eCommerce businesses based on the company's open architecture software. These integrated solutions include inventory management, point of sale, accounting, credit and debit card processing, Internet sales, gift card and customer loyalty programs, and extensive management reporting. Payment processing services are provided on a transaction based business model. You can visit CAM Commerce Solutions at www.camcommerce.com.

                              Important Information

    Certain statements made in this release, including those relating to the expectations of profitability and economic climates, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Words such as "will," "should," "believe," "expect," "anticipate," "outlook," "forecast," "optimistic," "feel," "potential," "continue," "intends," "goal," "plans," "estimates," "may," "seeks," "would," "future," "bright," "projected," and other similar expressions that predict or indicate future events or trends, or that are not statements of historical matters, identify forward-looking statements. Expectations concerning financial results for future quarters are not actual results and are based upon preliminary estimates, as well as certain assumptions management believes to be reasonable at this time. Investors should not rely upon forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from management's expectations, and the company does not undertake any duty to update forward-looking statements which speak only as of the date of this release. The performance of any one month or quarter may not be indicative of future performance, particularly given prevailing market and economic uncertainties. In addition to the factors set forth elsewhere in this release, the economic, competitive, technological, and other factors identified in CAM Commerce Solutions' filings with the Securities and Exchange Commission could affect the forward looking statements contained in this release.

                          CAM COMMERCE SOLUTIONS, INC.
                         CONDENSED STATEMENTS OF INCOME

                      (In thousands, except per share data)
                                   (Unaudited)

                                    THREE MONTHS ENDED          NINE MONTHS ENDED
                                 ------------------------    ------------------------
                                  JUNE 30       JUNE 30       JUNE 30       JUNE 30
                                    2006          2005          2006          2005
                                 ----------    ----------    ----------    ----------
REVENUES
  Net hardware, software
   and installation
   revenues                      $    2,651    $    3,140    $    8,563    $    9,715
  Net service revenues                1,327         1,307         3,982         4,034
  Net payment
   processing
   revenues                           2,792         1,824         7,694         4,574
Total net revenues                    6,770         6,271        20,239        18,323
COSTS AND EXPENSES
  Cost of hardware,
   software and
   installation
   revenues                           1,395         1,581         4,568         4,995
  Cost of service
   revenues                             633           583         1,834         1,694
  Cost of payment
   processing revenues                  129            81           373           330
Total cost of revenues                2,157         2,245         6,775         7,019
Selling, general and
 administrative
 expenses                             3,351         2,978        10,010         8,850
Research and
 development expenses                   385           347         1,148         1,064
Interest income                        (250)         (143)         (679)         (379)
Total costs and
 expenses                             5,643         5,427        17,254        16,554
Income before
 provisions for
 income taxes                         1,127           844         2,985         1,769
Provisions for
 income taxes                           441           341         1,140           714
Net income                       $      686    $      503    $    1,845    $    1,055

Basic net income
 per share                       $     0.17    $     0.13    $     0.47    $     0.28

Diluted net income
 per share                       $     0.16    $     0.13    $     0.44    $     0.26

Shares used in
 computing basic
 net income per share                 3,932         3,830         3,890         3,810

Shares used in
 computing diluted
 net income per share                 4,180         3,982         4,148         4,020

                          CAM COMMERCE SOLUTIONS, INC.
                            CONDENSED BALANCE SHEETS

                      (In thousands, except per share data)

                                                      JUNE 30      SEPTEMBER 30
                                                       2006            2005
                                                   ------------    ------------
                                                   (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                        $     16,318    $     15,763
  Marketable available-for-sale securities                6,476           5,300
  Accounts receivable, net                                1,941           1,930
  Inventories                                               256             306
  Deferred income taxes                                   1,185           1,188
  Other current assets                                      180             132
Total current assets                                     26,356          24,619

Deferred income taxes                                       317             714
Property and equipment, net                                 505             610
Intangible assets, net                                      459             467
Other assets                                                 51              51
Total assets                                       $     27,688    $     26,461

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                 $        242    $        445
  Accrued compensation and related expenses               1,191           1,154
  Deferred service revenue and customer deposits          1,598           1,728
  Cash dividends payable                                    553             385
  Other accrued liabilities                                 125             260
  Total current liabilities                               3,709           3,972
Stockholders' equity:
  Common stock, $.001 par value; 12,000
   shares authorized, 3,946 shares issued and
   outstanding at June 30, 2006 and 3,846 at
   September 30, 2005                                         4               4
  Capital in excess of par value                         21,434          20,152
  Accumulated other comprehensive loss                      (12)            (18)
  Retained earnings                                       2,553           2,351
  Total stockholders' equity                             23,979          22,489
Total liabilities and stockholders' equity         $     27,688    $     26,461

SOURCE  CAM Commerce Solutions, Inc.
    -0-                             08/08/2006
    /CONTACT: Mathew Hayden, President of Hayden Communications, Inc., +1-858-704-5065, for CAM Commerce Solutions, Inc./
    /Web site:  http://www.camcommerce.com /